EXHIBIT 23.1

                          ACCOUNTANTS' CONSENT




The Board of Directors
CryoLife, Inc.


We consent to incorporation by reference in the registration statements (Nos. 33-83996 and 33-84048) on Form S-8 of CryoLife, Inc. of our reports dated February 14, 1996, except as to Note 13, which is as of March 18, 1996, relating to the consolidated balance sheets of CryoLife, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period December 31, 1995, which reports appear in the December 31, 1995 annual report on Form 10-K of CryoLife, Inc.




                                   KPMG PEAT MARWICK LLP
                                   KPMG PEAT MARWICK LLP





Atlanta, Georgia
May 9, 1996